Exhibit 99.1

Company Contact:	Investor Relations Contact:
Michael Anthofer	Moriah Shilton
Chief Financial Officer	Sr. Director, Investor Relations
408-321-6711	408-321-6713

TESSERA TECHNOLOGIES ANNOUNCES FOURTH QUARTER 2009 RESULTS

San Jose, Calif., Jan. 28, 2010 – Tessera Technologies, Inc. (Nasdaq: TSRA) announced its results for the fourth quarter ended Dec. 31, 2009.

Revenue Highlights: Fourth Quarter 2009

•	Total revenues were $56.5 million.

•	Micro-electronics revenue was $48.5 million.

•	Imaging & Optics revenue was $8.0 million.

Fourth quarter 2009 Micro-electronics revenue was comprised entirely of Royalties and License Fees. Micro-electronics did not have Products and Services revenue, due to the company’s previously announced decision to no longer pursue government funded Research and Development contracts that had been the source of this revenue. Imaging & Optics revenue was comprised of $3.3 million in Royalties and License Fees, and $4.7 million in Products and Services.

Generally accepted accounting principles (GAAP) net income for the fourth quarter of 2009 was $6.4 million, or $0.13 per diluted share, which included non-cash charges of $7.5 million for stock-based compensation and $3.3 million for amortization of acquired intangibles.

Non-GAAP net income for the fourth quarter of 2009 was $16.0 million or $0.31 per diluted share. Non-GAAP net income is defined as income and operating expenses adjusted for acquired intangibles amortization, charges for acquired in-process research and development, stock-based compensation expense, and related tax effects.

“Micro-electronics Royalties and License Fees of $48.5 million in the fourth quarter of 2009 drove our full year 2009 Micro-electronics Royalties and License Fees to $269.7 million. We generated $29.7 million in Imaging & Optics revenue in 2009, which resulted in $299.4 million in total revenues,” said Henry R. Nothhaft, chairman and chief executive officer, Tessera. “We signed six new licensees in 2009, two in Micro-electronics and four in Imaging & Optics. This expanded customer base is one key growth driver for us in 2010. Our growth will also come from the expected recovery in our served markets - DRAM, Wireless, Semiconductor Capital Equipment, and Consumer Optics.”

Revenue Highlights: Full Year 2009

•	Total revenue was $299.4 million.

•	Micro-electronics revenue was $269.7 million.

•	Imaging & Optics revenue was $29.7 million.

Micro-electronics revenue for the full year ended Dec. 31, 2009 was comprised of $269.7 million in Royalties and License Fees, and $48,000 in Products and Services. Imaging & Optics revenue for the full year ended Dec. 31, 2009 was comprised of $16.5 million in Royalties and License Fees, and $13.2 million in Products and Services.

GAAP net income for the full year was $69.8 million, or $1.42 per diluted share. Non-GAAP net income for the full year was $101.5 million, or $2.02 per diluted share.

First Quarter 2010 Financial Guidance

First quarter 2010 total revenues are expected to range between $58.0 million and $61.0 million. This compares to the company’s previous guidance, given on January 6, 2010, of between $59.0 million and $61.0 million. The new guidance is due the company’s assessment of recent public announcements from certain of the company’s licensees. This compares to first quarter 2009 total revenues of $114.6 million. Excluding $60.6 million from Amkor related to the resolution of the companies’ arbitration, first quarter 2009 total revenues were $54.0 million.

First quarter 2010 Micro-electronics revenue is expected to range between $50.0 million and $53.0 million, all of which will be royalty and license related. This compares to the company’s previous guidance, given on January 6, 2010, of between $51.0 million and $53.0 million. Tessera has two major DRAM customers with volume-based pricing incentives. These pricing incentives will have an impact on the company’s revenue in the first quarter of 2010 similar to their impact on the company’s revenue in the fourth quarter of 2009. As a reminder, Tessera recognizes royalty revenue one quarter in arrears.

As a comparison, in the first quarter of 2009, Micro-electronics Royalties and License Fees revenue was $106.5 million and included the $60.6 million payment by Amkor. Without the Amkor payment, Micro-electronics Royalties and License Fees were approximately $45.9 million.

First quarter 2010 Imaging & Optics revenue, in total, is expected to be approximately $8.0 million. Imaging & Optics Royalties and License Fees revenue is expected to be approximately $4.0 million. Imaging & Optics Products and Services revenue is expected to be approximately $4.0 million. This compares to Imaging & Optics Royalties and License Fees revenue of $5.3 million and Products and Services revenue of $2.7 million in the first quarter of 2009, which totaled $8.0 million for this segment. First quarter 2009 Imaging & Optics Royalties and License Fees revenue included approximately $3.6 million in license fees.

Non-GAAP operating expenses for the first quarter of 2010 are projected to range between $32.0 million and $33.0 million, excluding litigation expenses.

Litigation Update

On Jan. 28, 2010, Tessera filed its Notice of Appeal in Investigation No. 337-TA-630 (DRAM ITC action). This initiated the company’s appeal in the Court of Appeals for the Federal Circuit.

Conference Call Information

Tessera will hold its fourth quarter 2009 earnings conference call at 1:30 P.M. Pacific (4:30 P.M. Eastern) today. To access the call in the U.S., please dial 866-531-1286, and for international callers dial 706-643-3789 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 49699757.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the company’s financial results, industry and technology trends, and the company’s IP protection efforts, including litigation. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2009, include more information about factors that could affect the company’s financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera’s website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc. invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company’s micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-density substrate and silent air cooling technology. Tessera’s imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property. The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies. Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure. The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification Topic 718 – Stock Compensation upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this report provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of non-GAAP net income to Tessera’s reported GAAP net income.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

-Tables follow-

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Royalty and license fees	$51,737	$62,481	$286,207	$220,252
Past production payments	—	170	—	170
Product and service revenues	4,733	6,474	13,233	27,869

Total revenues	56,470	69,125	299,440	248,291

Operating expenses:
Cost of revenues	5,030	3,945	16,971	16,746
Research, development and other related costs	15,629	16,654	65,888	61,599
Selling, general and administrative	18,575	18,764	72,808	69,539
Litigation expense	5,902	17,741	26,131	84,308

Total operating expenses	45,136	57,104	181,798	232,192

Operating income	11,334	12,021	117,642	16,099
Other income and expense, net	1,071	(193)	5,519	3,087

Income before taxes	12,405	11,828	123,161	19,186
Provision for income taxes	6,048	4,139	53,365	14,544

Net income	$6,357	$7,689	$69,796	$4,642

Basic and diluted net income per share:
Net income per share - basic	$0.13	$0.16	$1.43	$0.10

Net income per share - diluted	$0.13	$0.16	$1.42	$0.10

Weighted average number of shares used in per sharecalculations - basic	49,536	47,993	48,826	47,963

Weighted average number of shares used in per sharecalculations - diluted	50,079	48,168	49,265	48,358

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2009	December 31, 2008*
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$107,873	$87,890
Short-term investments	280,085	188,610
Accounts receivable, net	10,237	14,724
Inventories	1,571	1,534
Deferred tax assets	6,240	2,409
Other current assets	6,255	8,220

Total current assets	412,261	303,387

Property and equipment, net	42,483	36,984
Intangible assets, net	77,753	71,312
Goodwill	45,150	40,444
Deferred tax assets	19,299	19,756
Long-term investments	15,691	22,134
Other assets	3,681	7,572

Total assets	$616,318	$501,589

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,354	$2,924
Accrued legal fees	3,064	13,945
Accrued liabilities	21,633	17,747
Deferred revenue	5,334	6,085
Income tax payable	317	1,385

Total current liabilities	32,702	42,086

Deferred tax liabilities	6,684	8,991
Other long-term liabilities	4,747	3,608

Stockholders’ equity:
Common stock	50	49
Additional paid-in capital	402,330	347,568
Treasury stock	(10,505)	(10,505)
Accumulated other comprehensive loss	(55)	(777)
Retained earnings	180,365	110,569

Total stockholders’ equity	572,185	446,904

Total liabilities and stockholders’ equity	$616,318	$501,589

*	Derived from audited financial statements

TESSERA TECHNOLOGIES, INC.

RECONCILIATION TO NON-GAAP INCOME FROM GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
GAAP net income	$6,357	$7,689	$69,796	$4,642

Adjustments to GAAP net income:
Stock-based compensation - cost of revenues	216	98	666	443
Stock-based compensation - research, development and other related costs	2,500	2,902	10,989	8,473
Stock-based compensation - selling, general and administrative	4,770	4,254	16,268	15,220
Amortization of acquired intangibles - cost of revenues	1,705	820	6,820	2,946
Amortization of acquired intangibles - research, development and other related costs	646	1,642	2,667	6,419
Amortization of acquired intangibles - selling, general and administrative	959	460	2,632	1,709
Tax adjustments for non-GAAP items	(1,140)	(1,842)	(8,358)	(6,142)
Adjustment for acquired in-process research & development charge	—	—	—	2,500

Non-GAAP net income	$16,013	$16,023	$101,480	$36,210

Non-GAAP net income per common share - diluted	$0.31	$0.33	$2.02	$0.74

Weighted average number of shares used in per share calculations excluding the effects of FAS 123R - diluted	51,532	49,136	50,350	49,236

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED REVENUE DETAILS

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Micro-Electronics
Royalty and license fees	$48,476	$58,868	$269,675	$209,726
Past production payments	—	170	—	170
Product and service revenues	—	872	48	4,647

Total Micro-Electronics revenues	48,476	59,910	269,723	214,543
Imaging and Optics
Royalty and license fees	3,261	3,613	16,532	10,526
Product and service revenues	4,733	5,602	13,185	23,222

Total Imaging and Optics revenues	7,994	9,215	29,717	33,748

Total revenues	$56,470	$69,125	$299,440	$248,291

TSRA-E